Exhibit 10.27

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of May 2010 (“Effective Date”) by and between Peregrine Pharmaceuticals, Inc., organized under the laws of Delaware, having its principal place of business at 14282 Franklin Avenue, Tustin, CA 92780 (“Seller”), and Stason Pharmaceuticals, Inc., organized under the laws of California, having its principal place of business at 11 Morgan, Irvine, California  92618-4327 (“Purchaser”).  Seller and Purchaser may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently herewith, the Parties are entering into that certain License Agreement dated May 3, 2010 (the “License Agreement”), whereby Purchaser is licensing from Seller certain radiolabeling and NHS76 intellectual property rights; and

WHEREAS, Purchaser desires to purchase and Seller desires to sell to Purchaser, in accordance with the terms of this Agreement but subject to certain pre-existing rights as described herein, certain intellectual property, including patent rights, in certain countries that corresponds to the intellectual property used by Seller in connection with Seller’s Cotara® product;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1.
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1    “Affiliate” means, with respect to a subject entity, another entity that, directly or indirectly, controls, is controlled by, or is under common control with such subject entity, for so long as such control exists.  For purposes of this definition only, “control” means ownership, directly or indirectly, of at least 50% of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority, or in the case of a partnership, the status as a general partner), or, if not meeting the preceding, the maximum voting right that may be held under the laws of the country where such entity exists, or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity.

1.2    “cGMP” means current Good Manufacturing Practices as defined under the rules and regulations of the United States Food and Drug Administration, as the same may be amended from time to time.

1.3    “chTNT-1 Antibody” means the chimeric tumor necrosis therapy (TNT) antibody having the amino acid sequence set forth on Schedule 1.3.

1.4    “chTNT-1/b Antibody” means chTNT-1 Antibody that is biotinylated.

1.5    “chTNT-3 Antibody” means the chimeric TNT antibody having the amino acid sequence set forth on Schedule 1.5.

1.6    “chTNT-3 Cell Line” means that certain proprietary NS0 cell line of Seller that produces the chTNT-3 Antibody, as such cell line is in Seller’s possession as of the Effective Date.

1.7    “Field” means the treatment and palliation of cancer.

1.8    “Fully-Burdened Cost” means all direct costs (including all direct material, labor, and services costs) plus an allocated portion of overhead and general and administrative costs.

1.9    “Group A Countries” means the United States of America, Canada, Mexico, member countries of the European Union, Switzerland, Norway, South Africa, Israel, India, Australia, and New Zealand.

1.10  “Group B Countries” means the member nations of the Asia Pacific Economic Cooperation (APEC), but excluding those APEC countries included in the Group A Countries.

1.11  “Group C Countries” means all countries of the world other than those countries included in the Group A Countries or the Group B Countries.

1.12  “India Phase 2 Trial” means the phase 2 clinical trial with respect to the chTNT-1/b Antibody being conducted by or on behalf of Seller in India under clinical trial number PPHM-0503.

1.13  “LC-13 chTNT-1/b Antibody” means the chTNT-1 Antibody that is produced in the LC-13 chTNT-1 Cell Line and that is biotinylated.

1.14  “LC-13 chTNT-1 Cell Line” means that certain proprietary NS0 cell line of Seller designated as LC-13 that produces the chTNT-1 Antibody, as such cell line is in Seller’s possession as of the Effective Date.

1.15  “Licensing Revenue” means any amounts (other than royalties on Net Sales) received by Purchaser from the grant to any third party of any rights under the Purchased Assets by Purchaser, its Affiliates, or licensees (including any up front fees, milestone payments, and annual maintenance payments).

1.16  “Lonza” means, collectively, Lonza Biologics plc or its Affiliates.

1.17  “Lonza Technology” means any technology or intellectual property of Lonza, including Lonza’s glutamine synthetase gene expression system technology.

1.18  “Materials” means biological materials in the form of the Original chTNT-1 Cell Line, the LC-13 chTNT-1 Cell Line, and the chTNT-3 Antibody Cell Line, in each case, that are in Seller’s or its Affiliates’ possession as of the Effective Date.

1.19  “Net Sales” means the aggregate gross invoice price of Purchaser, its Affiliates, or licensees for the marketing and sale of Products, less the following to the extent actually allowed or expressly allocated to the Products:

(a)  rebates, credits and cash, trade and quantity discounts, actually taken;

(b)  excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid;

(c)  the cost of shipping packages and packing, if billed separately;

(d)  insurance costs and outbound transportation charges prepaid or allowed;

(e)  import or export duties and tariffs actually paid; and

(f)  amounts allowed or credited due to returns.

If a Product is invoiced for a discounted price substantially lower than customary in the trade, Net Sales shall be based on the customary amount received for such Products; provided that the foregoing shall not apply in the case of shipments made by Purchaser to third parties at no or low cost in connection with compassionate sales or indigent programs, for which no amounts shall be due to Seller.

Notwithstanding the foregoing, if a Product is sold in conjunction with another active component so as to be a combination product (whether packaged together or in the same therapeutic formulation) (a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country.  If no such separate sales are made by Purchaser, its Affiliates, or licensees in a country, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the respective cost of goods sold of the active components of such Combination Product.

1.20  “New Research” means any research for any medical, therapeutic, or diagnostic application or use that is conducted by or on behalf of a Party in Territory after the Effective Date using the Purchased Assets or the Seller Retained IP.

1.21  “Original chTNT-1 Cell Line” means that certain proprietary NS0 cell line of Seller deposited with American Type Culture Collection (ATCC) under the safe deposit number SD-3528 that produces the chTNT-1 Antibody, as such cell line is in Seller’s possession as of the Effective Date.

1.22  “Product” means a product that:

(a)  is covered by or would infringe (but for the assignment of the Purchased Assets under this Agreement) one or more Valid Claims of the Purchased Patents in the country of manufacture, sale, offer for sale, use, or importation; or

(b)  is produced, processed, or otherwise manufactured by a process or method within the scope of one or more Valid Claims of the Purchased Patents in the country of manufacture, sale, offer for sale, use, or importation;

(c)  is used in a process or method within the scope of one or more Valid Claims of the Purchased Patents; or

(d)  uses, incorporates, or is based upon Purchased Know-How.

1.23  “Territory” means the Group A Countries, the Group B Countries, and the Group C Countries.

1.24  “US Phase 2 Trial” means the phase 2 clinical trial with respect to the chTNT-1/b Antibody being conducted by or on behalf of Seller in the United States under clinical trial number PPHM-0602.

1.25  “Valid Claim” means a claim of an issued and unexpired patent or a claim of a pending patent application that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise; provided, however, that, if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal.

1.26  The following terms have the meanings specified in the indicated Sections:

Term	Section
“AAA”	10.2.1
“Agreement”	Preamble
“Confidential Information”	9.2
“CTL License Agreement”	2.2.2
“CTL/Medipharm Agreements”	2.2.2
“CTL Settlement Agreement”	2.2.2
“Effective Date”	Preamble
“Indemnified Party”	8.3
“India Costs”	6.1
“License Agreement”	Recitals

“Lonza License Date”	4.5.1
“Medipharm Settlement Agreement”	2.2.2
“Merck”	2.3
“Merck License”	2.3
“Party” or “Parties”	Preamble
“Purchased Assets”	2.1
“Purchased Know-How”	2.1(c)(iii)
“Purchased Patents”	2.1(a)
“Purchaser”	Preamble
“Purchaser Indemnitees”	8.2
“Receiving Party”	6.3.1
“Researching Party”	6.3.1
“Seller”	Preamble
“Seller Indemnitees”	8.1
“Seller Retained IP”	2.3
“Third Party Liabilities”	8.1
“Upfront Fee”	3.1.1
“US Costs”	6.1

ARTICLE 2.
PURCHASE AND SALE

2.1    Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, transfers, and assigns, and Purchaser hereby purchases all of Seller’s right, title and interest in and to the following assets as existing as of the Effective Date (collectively, the “Purchased Assets”):

(a)  the patents and patent applications listed on Schedule 2.1(a) (the “Purchased Patents”);

(b)  solely for use in the Group B countries, subject to Section 4.5 below, Materials in the amounts described in Section 4.5 below;

(c)  solely for use in the Group B countries, the following non-patented proprietary technology and information that is Controlled by Seller as of the Effective Date to the extent for the chTNT-1 Antibody and chTNT-3 Antibody but excluding any Lonza Technology:

(i)   manufacturing protocols in the form of batch records for the chTNT-1 Antibody and chTNT-3 Antibody and biotinylation protocols for the chTNT-1 Antibody, in each case, as set forth on Schedule 2.1(c)(1);

(ii)   hard or electronic copies (as determined by Seller) of clinical data in the form of clinical study reports for completed trials as set forth on Schedule 2.1(c)(2); and

(iii)   hard or electronic copies (as determined by Seller) of clinical protocols and the annual progress report for the 7344 IND submitted on or before the Effective Date  as set forth on Schedule 2.1(c)(3) (collectively, the technology and information described in this Section 2.1(c), the “Purchased Know-How”).

2.2    Assumed Liabilities.

2.2.1  Purchaser hereby assumes and shall perform and agrees to pay, perform, and discharge all liabilities and obligations resulting from or arising out of Purchaser’s ownership, operation, or use of the Purchased Assets, or the actions or omissions of Purchaser, its Affiliates, agents, contractors, or subcontractors in connection therewith.

2.2.2  Purchaser acknowledges that Seller is a party to the following agreements (collectively, the “CTL/Medipharm Agreements”):  (i) that certain Settlement Agreement and Mutual General Release among Seller, Cancer Therapeutics Laboratories, Alan Epstein, Clive Taylor, and Peisheng Hu, effective April 24, 2009, as amended (the “CTL Settlement Agreement”), (ii) that certain Settlement Agreement among Seller, Medibiotech, Inc., and Shanghai Medipharm Biotech Co., Ltd., dated April 17, 2009, as amended (the “Medipharm Settlement Agreement”), (iii) that certain License Agreement between Seller and Cancer Therapeutics, Inc., dated September 20, 1995, as amended (the “CTL License”), and (iv) that certain License Agreement between Licensor and Alan Epstein, dated September 20, 1995, as amended.  Furthermore, Purchaser acknowledges that Seller attempted to terminate the CTL License by written notice to Cancer Therapeutics, Inc. dated December 15, 2006, which resulted in the litigation that ended in the CTL Settlement Agreement and the Medipharm Settlement Agreement.  Seller makes no representations or warranties as to the status of any of the CTL/Medipharm Agreements or the obligations thereunder, including whether the termination notice sent under the CTL License was effective.  Purchaser acknowledges and agrees to abide by all obligations of Seller under the CTL/Medipharm Agreements to the extent applicable to the Purchased Assets, including the prohibition in the Medipharm Settlement Agreement on selling radiolabelled TNT Products (as defined by the Medipharm Settlement Agreement) within the PRC (as defined in the Medipharm Settlement Agreement) until December 31, 2016.  Purchaser acknowledges and agrees that it shall have no right to give the 30-day termination notice under the Medipharm Settlement Agreement with respect to such obligation and that Seller shall be under no obligation to provide such notice.  Purchaser agrees to indemnify Seller for any failure to abide by the CTL/Medipharm Agreements or any breach of this Section 2.2.2.  Purchaser acknowledges and agrees that Seller is not responsible for the activities of any of the parties to the CTL/Medipharm Agreements and Seller shall not indemnify Purchaser for any such parties’ activities in the Group B Countries.  In the event of any conflict between this Agreement and the CTL/Medipharm Agreements, the CTL/Medipharm Agreements shall control.

2.3    Excluded Assets.  Seller is not selling to Purchaser, and Purchaser is not acquiring from Seller, any assets that are not expressly included under Section 2.2 above.  Without limiting the foregoing and notwithstanding anything herein to the contrary, Purchaser is not acquiring any rights to (a) that certain License Agreement between Merck KGaA (“Merck”) and Seller, dated October 14, 2000, as amended from time to time (the “Merck License”); (b) any trademarks of Seller, including the Cotara® mark; (c) any Lonza Technology; (d) the Licensed Technology (as defined in the License Agreement), any rights to which shall be granted and governed solely by the License Agreement; (e) any technology or information developed, acquired, or otherwise controlled by Seller after the Effective Date; or (f) (i) any patent or patent applications in the Group A Countries or Group C Countries that are counterparts of the Purchased Patents, correspond to the Purchased Patents, or cover or claim the same invention(s) as those covered or claimed in the Purchased Patents and (ii) any non-patented proprietary technology and information in the Group A Countries or Group C Countries that are counterparts of the Purchased Know-How, correspond to the Purchased Know-How, or cover the same invention(s) as those covered in the Purchased Know-How (collectively, the items described in this Section 2.3(f), the “Seller Retained IP”).

ARTICLE 3.
PURCHASE PRICE; ROYALTIES

3.1    Purchase Price.  In consideration of the sale, transfer, and assignment of the Purchased Assets, Purchaser shall pay to Seller the following:

3.1.1  [*****] (the “Upfront Fee”), to be paid as follows:

(a)  [*****] upon the Effective Date,

(b)  [*****] by June 1st 2010,

(c)  [*****] by July 1st 2010,

(d)  [*****] upon the 8th month anniversary of the Effective Date,

(e)  [*****] upon the 16th month anniversary of the Effective Date, and

(f)  [*****] upon the 24th month anniversary of the Effective Date;

3.1.2  annual fees as follows:

(a)  [*****] on the 1st anniversary of the Effective Date;

(b)  [*****] on the 2nd anniversary of the Effective Date;

(c)  [*****] on the 3rd anniversary of the Effective Date;

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(d)  [*****] on the 4th anniversary date of the Effective Date and each anniversary date of the Effective Date thereafter until 15 years after the first commercial sale by Purchaser of the first Product.

3.1.3  All of the fees described in this Section 3.1 shall be nonrefundable.  However, if the first commercial sale occurs no later than the 5th anniversary of the Effective Date, then the annual fees described in Section 3.1.2(d) above shall be creditable against any royalties due under Section 3.2.1 or 3.2.2(a) below.

3.1.4  Notwithstanding anything to the contrary in this Agreement, if Purchaser does not make the third Upfront Fee payment under Section 3.1.1(c), above, by July 31, 2010, this Agreement shall automatically terminate.  In this case, Purchaser agrees to assign back all rights, including all Purchased Assets, assigned by Seller to Purchaser under this Agreement and return all materials and information delivered by Seller to Purchaser under this Agreement.

3.2    Royalties; Licensing.

3.2.1  Royalties.  On a country-by-country, Product-by-Product basis, Purchaser shall pay to Seller royalties equal to [*****] of Net Sales of Purchaser or its Affiliates in the Group B Countries.

3.2.2  License Fees and Royalties.  Purchaser shall pay to Seller the following amounts in connection with any licenses by Purchaser of the rights granted hereunder:

(a)  On a country-by-country, Product-by-Product basis, royalties equal to the greater of (i) [*****] of Net Sales of the applicable licensee in the Group B Countries and (ii) [*****] of the royalties paid by such licensee to Purchaser on the Net Sales of such licensee in the Group B Countries; and

(b)  [*****] of any Licensing Revenues.

3.2.3  Royalty & Payment Term.  The obligation of Purchaser to make payments under Sections 3.1 and 3.2 shall continue, on a Product-by-Product and country-by-country basis, until the 15th anniversary of the first commercial sale of such Product in such country.

3.2.4  Reports and Payments.  After the first commercial sale of a Product by Purchaser, any of its Affiliates, or any of its licensees, Purchaser shall make quarterly written reports to Seller within 30 days after the end of each calendar quarter, stating in each such report with respect to such calendar quarter (a) the number of Products manufactured and sold, segregating Purchaser’s and its Affiliates’ sales and sales by each licensee; (b) gross amounts billed for Products sold on a country-by-country basis, segregating Purchaser’s and its Affiliates’ sales and sales by each licensee; (c) deductions applicable to Net Sales; (d) the royalties paid by any licensee to Purchaser on the Net Sales of such licensee; (e) total royalties due; (f) the amount of any Licensing Revenues received; and (g) total amount due to Purchaser with respect to such Licensing Revenue.  Simultaneously with the delivery of each such report, Purchaser shall pay to Seller the royalties and Licensing Revenue fees, if any, due to Seller for the period of such report.  If no amounts are due, Purchaser shall so report.

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.2.5  Payment Method.  Unless otherwise specified by this Agreement or requested in writing by Seller, all amounts payable under this Agreement shall be made by check or wire drawn on a United States bank account and delivered to Seller at the address set forth in Section 11.4 or such other business address as Seller may designate in writing.  All payments hereunder shall be made in U.S. dollars.  Any failure by Purchaser to make a payment when due shall obligate Purchaser to pay Seller interest on the sum outstanding at a rate per annum equal to the prime rate as quoted in the Wall Street Journal, New York edition, on the day such payment is due, plus a premium of 3%, calculated on the basis of a 365 day year, the interest period commencing on the due date and ending on the payment date.  Interest shall be compounded and the interest rate shall be adjusted each month in arrears, such interest being also due and payable on the payment date.

3.2.6  Currency Conversion.  If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal, New York edition, for the last business day of the calendar quarter to which such payment pertains.

3.2.7  Taxes.  All payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim, or other dispute, and so far as is legally possible, such payment shall be made free and clear of any taxes imposed by or under the authority of government or any public authority and in particular, but without limitation, where any sums due to be paid to Seller hereunder are subject to any withholding or similar tax, Purchaser shall pay such additional amount as shall be required to ensure that the net amount received by Seller hereunder shall equal the full amount that would have been due to Seller hereunder had no such tax been imposed or required by law to be withheld unless said tax is withheld for the benefit of Seller.  Without prejudice to the foregoing, Seller agrees to provide reasonable assistance to Purchaser in order for Purchaser to take advantage of any applicable legal provision or any double taxation treaty with the object of paying the sums due to Seller without imposing or withholding any tax.

3.2.8  Inspection of Books and Records.  Purchaser shall maintain accurate books and records that enable the calculation of royalties and other amounts payable hereunder to be verified.  Purchaser shall retain the books and records for each quarterly period for three years after the submission of the corresponding report under Section 3.2.4 hereof.  Upon 30 days’ prior notice to Purchaser, Seller or its designee may have access to the books and records of Purchaser to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of Purchaser’s payments and compliance with this Agreement.  Seller’s failure to audit shall not be considered a waiver of any objection to the amounts paid by Purchaser.  Such access shall be permitted during Purchaser’s normal business hours during the term of this Agreement and for three years after the expiration or termination of this Agreement.  Any such inspection or audit shall be at Seller’s expense, except that, if the audit results show that for any calendar quarter examined there has been an underpayment by Purchaser of more than 5%, then Purchaser will pay for reasonable audit expenses incurred by Purchaser.  In all cases, Purchaser shall pay to Seller any underpaid amounts promptly and with interest at the rate on the terms set forth in Section 3.2.5 above.  Any overpayments by Purchaser revealed in such inspection and audit shall be refunded to Purchaser or credited to future payments owed by Purchaser hereunder, at Seller’s election.

3.3    Transfer of Purchased Assets.

3.3.1  Purchaser shall not transfer any of the Purchased Assets without:

(a)  if the transfer is prior to the expiration of all payment obligations under Sections 3.1 and 3.2 above, obtaining Seller’s prior written consent, which shall not be unreasonably withheld; or if the transfer is after the expiration of all such payment obligations, providing Seller with 10 days’ prior written notice of the proposed transfer; and

(b)  requiring the transferee of the Purchased Assets to agree in writing (in a form reasonably acceptable to Seller) to the terms and conditions of this Agreement, including (i) assuming Purchaser’s obligations under Sections 2.2.2, 3.1.2, 3.2, 4.4, and 4.5 and Articles 8 and 9, (ii) acknowledging Seller’s rights under Section 4.1, and (iii) abiding by the territorial limitations applicable to the Purchased Assets.

Purchaser agrees that, notwithstanding the transfer of the Purchased Assets, the payment obligations under Section 3.1 shall remain the responsibility of Purchaser unless Seller otherwise agrees.  Furthermore, promptly following the transfer, Purchaser shall provide Seller with a copy of the written agreement described in Section 3.3.1(b) above.

3.3.2  Without limiting the obligations under Section 3.3.1, if, within 18 months of the Effective Date, Purchaser or any Affiliate transfers all or substantially all of the Purchased Assets to a third party, in one or a series of transactions, the following will apply:

(a)  All remaining payments of the Upfront Fee will accelerate and be due and payable within 5 days of the effective date of the sale of the Purchased Assets;

(b)  Purchaser shall pay to Seller, within 5 days of the effective date of the sale of the Purchased Assets, an amount equal to [*****] of the amount by which the purchase price paid by the third party to Purchaser (or its Affiliate) for the Purchased Assets exceeds the Upfront Fee.

3.3.3  Without limiting the obligations under Section 3.3.1, if, after 18 months of the Effective Date, Purchaser or any Affiliate sells all or substantially all of the Purchased Assets to a third party, in one or a series of transactions, the following will apply:

(a)  All remaining payments of the Upfront Fee will accelerate and be due and payable within 5 days of the effective date of the sale of the Purchased Assets;

(b)  Purchaser shall pay to Seller, within 5 days of the effective date of the sale of the Purchased Assets, an amount equal to [*****] of the amount by which the purchase price paid by the third party to Purchaser (or its Affiliate) for the Purchased Assets exceeds the Upfront Fee.

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.4    Transfer Taxes.  Purchaser shall pay (a) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance applicable to the transaction and (b) all sales, excise, and other transfer or similar taxes on the transfer of the Purchased Assets contemplated hereunder.

ARTICLE 4.
LICENSES; LIMITATIONS; OTHER OBLIGATIONS

4.1    License Grants.

4.1.1  Purchaser hereby grants Seller a non-exclusive, perpetual (except as provided in Section 4.2.1), transferable, fully paid-up, royalty-free license, with the right to grant sublicenses, in the Group B Countries to practice (a) the Purchased Assets; (b) all improvements to the Purchased Assets made by or for Purchaser, its Affiliates, or licensees, including any patents issued, or patent applications filed, with respect to such improvements; (c) all divisions, continuations, foreign-counterparts, patents of addition, and substitutions of, and all patents issuing on, any of any patents or patent applications within the Purchased Assets; and (d) all registrations, reissues, reexaminations, or extensions with respect to any of such patents described in clause (c); provided that Seller agrees not to exercise such license unless the condition described in Section 4.2.2 has been met.

4.1.2  Purchaser hereby grants Seller a non-exclusive, perpetual, transferable, fully paid up, royalty-free license, with the right to grant sublicenses, under the Purchased Assets to conduct research in the Group B Countries to develop products for the Group A Countries and Group C Countries; provided that such research shall not include clinical development.

4.1.3  Seller hereby grants Purchaser a non-exclusive, perpetual, transferable (but only with the transfer of all or substantially all the Purchased Assets in accordance with Section 3.3), fully paid up, royalty-free license, with the right to grant sublicenses (but only with the license of the Purchased Assets and only with the consent of Seller), license under the Seller Retained IP controlled by Seller as of the Effective Date to conduct research in the Group A Countries and Group C Countries to develop Products for the Group B Countries; provided that such research shall not include clinical development; provided further that such right shall not include the right to conduct research to develop antibody-cytokine fusion protein or any antibody and its DNA encoding sequence for use in the construction and expression of antibody-cytokine fusion proteins; and provided further that such right is subject to the rights granted to Merck, as described in Section 4.4 below.

4.2    Purchaser’s Development.

4.2.1  If, on the 7th anniversary of the Effective Date, Purchaser has paid Seller $2 million in the aggregate in royalties under Sections 3.2.1 and 3.2.2(a), then the license in Section 4.1.1 above shall terminate.

4.2.2  If, on the 7th anniversary of the Effective Date, Purchaser has not paid Seller $2 million in the aggregate in royalties under Sections 3.2.1 and 3.2.2(a), then Seller may exercise the license granted in Section 4.1.1 above.

4.3    Right to Negotiate.  If, on the 7th anniversary of the Effective Date, Purchaser has paid Seller $2 million in the aggregate in royalties under Sections 3.2.1 and 3.2.2(a), then Seller will negotiate in good faith with Purchaser regarding granting Purchaser a license under the Seller Retained IP for use in those countries included in the Group C Countries in which Seller is not already developing or commercializing products and has not already granted a license to a third party.  If Purchaser desires to exercise this right with respect to such available countries, it must provide Seller with written notice within three months of such 7th anniversary, and Seller shall negotiate with Purchaser for a period of 90 days with respect to such available countries.

4.4    Merck/Cytokine Fusion Proteins.

4.4.1  Purchaser acknowledges that the Merck License is not included within the Purchased Assets.

4.4.2  Purchaser hereby grants Seller a worldwide, exclusive, irrevocable, perpetual, transferable, fully-paid up, royalty-free license, with the right to grant sublicenses, under the Purchased Assets to make, use, sell, offer for sale, or import an antibody-cytokine fusion protein or any antibody and its DNA encoding sequence for use in the construction and expression of antibody-cytokine fusion proteins.

4.4.3  Furthermore, in addition to the license in Section 4.4.2, Purchaser hereby grants Seller an irrevocable, transferable, fully paid-up, royalty-free license, with right to sublicense to Merck, under the Purchased Assets to the extent of any and all rights licensed by Seller to Merck under the Merck License or needed for Seller to perform its obligations under the Merck License (including rights with respect to manufacture, patent prosecution, and patent enforcement).  The license to Seller described in this Section 4.4.3 (a) will survive for the term of the Merck License; (b) will be exclusive (even as to Purchaser) to the extent necessary to grant exclusive rights to Merck under the Merck License; (c) will be applicable without regard to any other rights granted to Seller or retained by Purchaser hereunder; and (d) will apply in the Group B Countries.

4.4.4  Purchaser agrees to abide by all exclusivity and non-competition obligations binding upon Seller under the Merck License with respect to the Purchased Assets and otherwise to not take any action that would cause Seller to be in breach of the Merck License.

4.4.5  Seller shall have no obligation to make any payments to Purchaser relating to the rights licensed to Seller for this purpose, including no obligation to share any payments made by Merck to Seller.

4.4.6  Purchaser agrees to diligently prosecute and maintain any patents or patent applications that are within the Purchased Assets and that are licensed to Merck under the Merck License.  If Purchaser desires to cease prosecuting or maintaining any such patent or patent application, Purchaser shall provide Seller with at least 60 days’ prior written notice, and Seller shall be entitled to assume title to such patent or patent application and assume prosecution and maintenance obligations.  In addition, without limiting any other rights of Merck under the Merck License, Purchaser acknowledges that Merck has certain rights to enforce the patents and patent applications licensed to Merck under the Merck License, and Purchaser will assist Seller in permitting Merck to exercise such rights.

4.4.7  In the event of any conflict between this Agreement and the Merck License, the Merck License shall control.

4.4.8  Purchaser agrees to indemnify Seller for any actions or inactions of Purchaser that cause Seller to breach the Merck License and for any other breach of this Section 4.4.

4.5    Materials.

4.5.1  Purchaser acknowledges and agrees that (a) notwithstanding anything herein to the contrary, Seller is not assigning or granting Purchaser any rights with respect to any Lonza Technology; (b) the Materials contain Lonza’s gene expression system technology and, as such, Seller’s transfer of the Materials to Purchaser under this Agreement requires Lonza’s prior written consent, and Purchaser’s use of the Materials requires a license from Lonza; and (c) upon Seller’s transfer of the Materials to Purchaser, Purchaser’s rights in the Materials shall be subject to the terms and conditions of this Agreement and to any rights of Lonza in its intellectual property or other rights contained in the Materials.  Purchaser must procure a direct license from Lonza to use any necessary Lonza Technology required in connection with the Purchased Assets, which license must expressly grant Seller permission to provide the Materials to Purchaser.  Purchaser shall provide to Seller a copy of such license from Lonza, which copy may be redacted so long as the redactions do not prevent Seller for confirming that it may provide the Materials to Purchaser (the date that Purchaser provides such copy to Seller, the “Lonza License Date”).  If Purchaser is unable to obtain a license from Lonza or obtain Lonza’s consent to the transfer of Materials from Seller to Purchaser, then (i) Seller shall not be required to provide the Materials to Purchaser (and Seller’s failure to provide the Materials shall not be deemed a breach of this Agreement); (ii) the Materials shall no longer be deemed part of the Purchased Assets; and (iii) the other provisions of this Agreement shall not be affected by the foregoing.

4.5.2  As soon as practicable following the Lonza License Date, Seller shall provide to Purchaser 5 vials of working cell bank of the Original chTNT-1 Cell Line, 5 vials of research cell banks of the LC-13 chTNT-1 Cell Line, and 5 vials of working cell bank of the chTNT-3 Antibody Cell Line.  Purchaser acknowledges and agrees that the Materials, together with any and all progeny, derivatives, and any genetically engineered modification thereof, may only be used with respect to activities in the Group B Countries and in accordance with the license procured from Lonza, as described in Section 4.5.1.  Furthermore, Purchaser acknowledges that Seller is retaining Materials for Seller’s own use outside the Group B Countries.

4.5.3  Purchaser shall retain control over the Materials, together with any and all progeny, derivatives, and any genetically engineered modification thereof, and shall not transfer any of the foregoing to any third party except in accordance with Section 3.3, including having the transferee abide by the provisions of this Agreement.

4.5.4  No right or license in or to the Materials or any patents or other intellectual property rights of Seller, other than to the Purchased Assets as expressly set forth herein, is granted or implied hereunder as a result of the transfer of the Materials.

4.5.5  Purchaser shall not obtain, and shall not attempt to obtain, patent coverage outside the Group B Countries on the Materials in the form provided by Seller without the express written consent of Seller.

4.5.6  Purchaser acknowledges that the Materials are not intended for use in humans.  Seller is not making any warranty or representation that the use of the Materials or any product or process derived therefrom will not infringe any patent, copyright, or other rights of third parties.

4.5.7  Purchaser agrees to abide by its obligations under its license with Lonza with respect to the Materials, and Purchaser agrees to indemnify Seller for any failure to do so or for any breach of this Section 4.5.

4.6    Tech Transfer.

4.6.1  Following the receipt of payment by Seller of the up-front fee of Section 3.1.1 (c), Seller will deliver to Purchaser non-manufacturing information included within the Purchased Know-How by making such information available on an online data room for three months from the date it becomes available online.

4.6.2  Furthermore, upon Purchaser’s written request, which must be made prior to the third anniversary of the Effective Date, Seller, through its Affiliate Avid Bioservices, will provide a technical transfer of all manufacturing technology included within the Purchased Know-How to Purchaser or Purchaser’s third party manufacturer.  All in-house and external expenses associated with such tech transfer shall be paid by Purchaser; provided that any expenses of Avid Bioservices shall be paid at Avid Bioservices’ standard commercial rates.

4.6.3  All transfers of information will be made in the form that such Purchased Know-How currently exists, without any obligation to convert information into a different format than that used by Seller.

4.7    No Unauthorized Sales.  Purchaser acknowledges and agrees that it has no right to, and shall not, and shall not grant any right or license to any of its Affiliates or third parties, directly or indirectly, to make, use, sell, offer for sale, or import the Product, or otherwise use or practice the Purchased Assets, outside the Group B Countries, except for New Research purposes only.  Purchaser shall prevent the manufacture, use, sale, offer for sale, and importation of the Product, and the use and practice of the Purchased Assets, outside the Group B Countries by Purchaser or any of its Affiliates and shall use commercially reasonable efforts to prevent such manufacture, use, sale, offer for sale, and importation of the Product, or such use and practice of the Purchased Assets, outside the Group B Countries, including by not selling, offering for sale, or exporting the Product to any person if Purchaser or any of its Affiliates has actual knowledge or a reasonable belief that such person is making, using, selling, offering for sale, and importing (or intends to do) such Product outside the Group B Countries.

4.8    Trademarks.  As indicated above, the Purchased Assets do not include any rights in any trademarks of Seller, including the Cotara® mark.  Purchaser acknowledges that Seller retains the ownership of the entire right, title, and interest in and to Cotara® mark, and all goodwill associated with or attached thereto.  Purchaser acknowledges and agrees that it shall not acquire and shall not claim any title to the Cotara® mark.  Furthermore, Purchaser agrees that it will not (i) register in any country the Cotara® mark or any mark confusingly similar to the Cotara® thereof or (ii) use any term or phrase confusingly similar to, or deceptive or misleading with respect to, the Cotara®.

4.9    Further Assurances.  Seller agrees to execute and deliver all such instruments, documents, and certificates as may be reasonably requested in writing by Purchaser that are necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE 5.
SUPPLY

5.1    Supply of chTNT-1/b Antibody.  Upon Purchaser’s written request, Seller agrees to supply (or cause to be supplied) for Purchaser the chTNT-1/b Antibody as follows:

5.1.1  Upon Purchaser’s written request, Seller agrees to supply, free of charge, up to 100 mg of cGMP chTNT-1/b Antibody.  Such chTNT-1/b Antibody will be delivered within a reasonable time following Purchaser’s request if Seller has a readily available supply of such antibody; otherwise, Seller agrees to provide such chTNT-1/b Antibody within a reasonable time following Seller’s next scheduled cGMP production run for chTNT-1/b Antibody; provided that Seller will provide such chTNT-1/b Antibody no later than 9 months after Purchaser’s request.

5.1.2  Upon Purchaser’s written request, Seller agrees to supply up to five 100-liter batches of cGMP chTNT-1/b Antibody at the following costs:  (a) [*****]each for the first two batches; and (b) at Seller’s Fully-Burdened Cost of each batch plus [*****] for each of the last three batches.  Following Purchaser’s request, Seller will schedule a cGMP product run for the chTNT-1/b Antibody in Seller’s next available slot in Seller’s 100L bioreactor for producing such antibody.

5.1.3  All requests for chTNT-1/b Antibody under this Section 5.1 must be submitted by Purchaser in writing no later than the second anniversary of the Effective Date, and Seller shall supply such antibody no later than the third anniversary.

5.2    Supply of LC-13 chTNT-1/b Antibody.  Upon Purchaser’s written request, Seller agrees to supply (or cause to be supplied) for Purchaser the LC-13 chTNT-1/b Antibody as follows:

5.2.1  Subject to Section 5.2.3 below, upon Purchaser’s written request, Seller agrees to supply, free of charge, up to 100 mg of cGMP LC-13 chTNT-1/b Antibody.  Such LC-13 chTNT-1/b Antibody will be delivered within a reasonable time following Purchaser’s request if Seller has a readily available supply of such antibody; otherwise, Seller agrees to provide such LC-13 chTNT-1/b Antibody within a reasonable time following Seller’s next scheduled cGMP production run for LC-13 chTNT-1/b Antibody; provided that Seller will provide such LC-13 chTNT-1/b Antibody no later than 9 months after Purchaser’s request.

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.2.2  Subject to Section 5.2.3 below, upon Purchaser’s written request, Seller agrees to supply up to five 100-liter batches of cGMP LC-13 chTNT-1/b Antibody at Seller’s Fully-Burdened Cost of each batch plus [*****].  Following Purchaser’s request, Seller will schedule a cGMP product run for the LC-13 chTNT-1/b Antibody in Seller’s next available slot in Seller’s 100L bioreactor for producing such antibody.

5.2.3  Notwithstanding Sections 5.2.1 and 5.2.2 above, if, at the time of Purchaser’s request for supply, Seller has not developed a process to manufacture LC-13 chTNT-1/b Antibody under cGMP, then the following will apply:

(a)  The LC-13 chTNT-1/b Antibody to be supplied under such sections shall be up to 5L batches of research grade antibody, not cGMP, unless Purchaser pays for Seller’s development of the cGMP manufacturing process or provides such a process to Seller as described in Section 5.2.3(b) below.  If Purchaser does pay for such development or provides such process, the time periods for supplying the LC-13 chTNT-1/b Antibody under Section 5.2.1 and 5.2.2 shall begin, not upon Purchaser’s written request, but following successful implementation by Seller of the cGMP process.

(b)  Upon Purchaser’s written request, Seller agrees to develop the process to manufacture LC-13 chTNT-1/b Antibody under cGMP, and Purchaser will pay Seller for such development at Seller’s Fully-Burdened Cost plus [*****], which Fully-Burdened Cost is not expected to exceed [*****].  Alternatively, Purchaser may develop its own process, at its own cost, and provide such process to Seller and Purchaser will pay Seller for all costs associated with process development work associated with scaling up the process at Seller’s Fully-Burdened Cost plus [*****].  All right, title, and interest in any intellectual property developed by Seller in connection with developing the manufacturing process as described in this Section 5.2.3(b) shall be solely owned by Seller; provided that such intellectual property shall be deemed part of the “NHS76 Licensed Technology” under the License Agreement.

5.2.4  All requests for LC-13 chTNT-1/b Antibody under this Section 5.2 must be submitted by Purchaser in writing no later than the third anniversary of the Effective Date, and Seller shall supply such antibody no later than the fourth anniversary.  All requests for Seller to develop a cGMP process or to use Purchaser’s cGMP process under Section 5.2.3(b) must be submitted by Purchaser in writing no later than 18 months after the Effective Date.

ARTICLE 6.
CLINICAL DEVELOPMENT; RESEARCH

6.1    Initial Clinical Development.  Seller is currently conducting the India Phase 2 Trial and the US Phase 2 Trial.  Seller estimates that the internal and external costs to be incurred following the Effective Date to complete the India Phase 2 Trial (the “India Costs”) and the US Phase 2 Trial (the “US Costs”) will be approximately [*****]in the aggregate.  The Parties agree as follows:

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

6.1.1  To support Seller’s clinical trials, upon Seller’s request, Purchaser may provide nonfinancial support, at no cost to Seller, including (a) providing Seller with access to Purchaser’s regulatory and technical personnel and all of Purchaser’s clinical data from the Group B Countries and (b) assisting Seller in Seller’s pivotal study, such as clinical monitoring assistance or assistance in drafting protocols.

6.1.2  Seller agrees to negotiate with Purchaser regarding sharing of clinical and regulatory data that is relevant for submission to applicable regulatory authorities in the Group B Countries , based on the type and amount of data that is generated in connection with the ongoing India and the US Phase 2 Trials.  With respect to any such data shared, Seller hereby grants Purchaser a non-exclusive license to use such data solely for purposes of Purchaser obtaining regulatory approval for the Products in the Group B Countries in the Field.  Purchaser acknowledges and agrees that it will only use such shared data in accordance with such license.

6.1.3  Seller agrees to provide to Purchaser clinical and regulatory data submitted for the IND for the current US Phase II trials that are relevant for submission to applicable regulatory authorities in the Group B Countries and that was generated prior to the present India and US Phase 2 trials.  With respect to such data shared, Seller hereby grants Purchaser a non-exclusive license to use such data solely for purposes of Purchaser obtaining regulatory approval for the Products in the Group B Countries in the Field.  Purchaser acknowledges and agrees that it will only use such shared data in accordance with such license.

6.2    Additional Clinical Development.  Each Party agrees to consider sharing with the other Party additional clinical and regulatory data with respect to the chTNT-1 Antibody developed or obtained by the first Party under the same terms and conditions described in Section 6.1 above with respect to the India Phase 2 Trial and the US Phase 2 Trial.  The foregoing shall not create an obligation of either Party to share data with the other Party, and the specific terms for any agreement to share data must be agreed upon by the Parties in writing, including the terms for compensation, data to be shared, and the scope of the other Party’s right to use the data.  Either Party may notify the other if it desires to obtain clinical and regulatory data from the other or desires to share clinical and regulatory data with the other Party.

6.3    Right of First Negotiation for Research Results.  From the Effective Date until the fifth anniversary of the Effective Date (the “Restricted Period”), each Party agrees to offer the other Party a right of first negotiation to acquire rights to research, develop, and commercialize products and methods under technology and intellectual property resulting from New Research in such other Party’s portion of the Territory, meaning Group B Countries for Purchaser and the Group A Countries and Group C Countries for Seller.  Such right of first negotiation shall be as follows:

6.3.1  During the Restricted Period, prior to offering any commercialization rights for New Research to any third party in the other Party’s portion of the Territory, each Party (the “Researching Party”) will provide the other Party (the “Receiving Party”) with reports on any New Research, setting forth sufficient data and results obtained from any New Research to allow the Receiving Party to evaluate its interest in obtaining rights.  All such reports will be deemed Confidential Information of the Researching Party providing the report.  The Receiving Party is not granted any license to the report or any information or results contained therein.  The Receiving Party may not use the results of the Researching Party’s New Research without the Researching Party’s explicit permission following the execution of a written agreement defining the terms and conditions of such use.

6.3.2  The Receiving Party will have 90 days (or such longer period agreed upon by the Parties) from receipt of such report to notify the Researching Party that the Receiving Party desires to initiate good faith negotiations with respect to licensing, in the Receiving Party’s portion of the Territory, the New Research described in such report.  Upon the Researching Party’s receipt of such notice, the Parties will negotiate in good faith for a period of 90 days with respect to the terms and conditions of the license, including financial terms (such as upfront fees, milestones, annual fees, or other financial conditions); provided, however, the Parties agree that the terms of such license will include the obligation of the Receiving Party to pay to the Researching Party a royalty of [*****] of Net Sales of products covered by the license.

6.3.3  If the Receiving Party does not notify the Researching Party within 90 days of receiving a report or if the Parties are unable to agree upon the terms of a license within 90 days of the Researching Party’s receipt of the Receiving Party’s notice (as each such time period may be extended by the Parties), then the Researching Party shall be entitled to license the New Research covered by the applicable report to any third party.

6.3.4  Notwithstanding the foregoing, Purchaser acknowledges that Purchaser’s rights of first negotiation under this Section 6.3 are subordinate to any rights of first negotiation or first refusal granted to Merck under the Merck License.

ARTICLE 7.
REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

7.1    Mutual Representations and Warranties.  Each Party hereby represents and warrants to each other Party that:

7.1.1  Such Party is a corporation duly formed, validly existing, and in good standing under the laws of the state or country of its incorporation.

7.1.2  The execution, delivery, and performance by such Party of this Agreement, and the consummation by such Party of the transactions contemplated hereby, are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Party.

7.1.3  This Agreement is a legal and valid obligation binding upon such Party and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to equitable principles.

7.1.4  There is no action, suit, investigation, or proceeding pending or, to the knowledge of such Party, threatened against or affecting such Party before any governmental authority or arbitrator that in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the transactions contemplated hereby or that could reasonably be expected to materially and adversely affect such Party’s ability to perform its obligations under this Agreement.

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

7.1.5  The execution, delivery, or performance of this Agreement by such Party and the consummation of the transactions contemplated herein do not and will not (i) violate any provision of the charter or bylaws of such Party; (ii) violate or conflict with any federal, state, or local law, statute, ordinance, rule, or regulation or any decree, writ, injunction, judgment, or order of any court or administrative or other governmental body or of any arbitration award that is either applicable to, binding upon, or enforceable against such Party; or (iii) require the consent, approval, or authorization of, or the registration, recording, filing, or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person.

7.2    “As Is” Sale.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7, PURCHASER UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS,” THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE PURCHASED ASSETS, AND THAT SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE PURCHASED ASSETS INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PURCHASED ASSETS, PRODUCTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

7.3    LIMITATION OF LIABILITY.  NEITHER PARTY HERETO SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 7.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 9.

ARTICLE 8.
INDEMNIFICATION

8.1    Purchaser.  Purchaser shall defend, indemnify, and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “Seller Indemnitees”) from and against any and all third party claims, suits, losses, liabilities, damages, costs, fees, and expenses (including attorneys’ fees and expenses of litigation) (collectively, “Third Party Liabilities”) to the extent arising out of or resulting from (a) any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement, or any breach or violation of any covenant or agreement of Purchaser in or pursuant to this Agreement, including any failure to perform or discharge any assumed liabilities or any breach of the obligations of Section 2.2.2, 4.4, or 4.5; and (b) the negligence or willful misconduct of Purchaser, its Affiliates, or their respective directors, officers, employees, and agents.  Purchaser shall have no obligation to indemnify the Seller Indemnitees to the extent that the Third Party Liabilities arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, or any breach or violation of any covenant or agreement of Seller in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Seller Indemnitees.

8.2    Seller.  Seller shall defend, indemnify, and hold harmless Purchaser, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “Purchaser Indemnitees”) from and against any and all Third Party Liabilities to the extent arising out of or resulting from (a) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, or any breach or violation of any covenant or agreement of Seller in or pursuant to this Agreement; and (b) the negligence or willful misconduct of Seller, its Affiliates, or their respective directors, officers, employees, and agents.  Seller shall have no obligation to indemnify the Purchaser Indemnitees to the extent that the Third Party Liabilities arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement, or any breach or violation of any covenant or agreement of Purchaser in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Purchaser Indemnitees.

8.3    Indemnification Procedure.  In the event of any such claim against any Purchaser Indemnitee or Seller Indemnitee (each an “Indemnified Party”), the Indemnified Party shall promptly notify the indemnifying Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement.  The indemnifying Party shall have the right to solely direct and control the defense and settlement of any such proceeding and, if it so elects, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnified Party and representation of the parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such reimbursable fees and expenses shall be reimbursed as they are incurred.  The indemnifying Party shall not be liable for any settlement of any proceeding initiated or pursued without its prior written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying Party shall indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  The indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.  The Indemnified Party shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding.

ARTICLE 9.
CONFIDENTIALITY

9.1    Territories.  Purchaser acknowledges that the Purchased Assets being assigned hereunder are only for the Group B Countries and that Seller shall retain all rights with respect to all other countries of the Territory.  Purchaser acknowledges that a public disclosure of the Materials, or any progeny, derivatives, or any genetically engineered modification thereof, or the Purchased Know-How could cause Seller irreparable harm with respect to its retained rights.  Therefore, the Purchaser agrees to maintain the confidentiality of the Materials, and any and all progeny, derivatives, and any genetically engineered modification thereof, and the Purchased Know-How as though they were the Confidential Information of Seller; provided that the non-use prohibitions set forth in this Article 9 shall not apply to Purchaser’s use of the Materials, or any progeny, derivatives, or any genetically engineered modification thereof, or Purchased Know-How in the Group B Countries.

9.2    Confidential Information.  Except as expressly provided in this Agreement, neither Party shall use for its own benefit or the benefit of any third party except in connection with the activities contemplated by this Agreement, or disclose to any third party, any confidential, proprietary, or trade secret information (the “Confidential Information”) received from the other Party hereto.  The terms and conditions of this Agreement shall be deemed the Confidential Information of both Parties.  The obligations of this Section 9.2 shall continue until 15 years after the first commercial sale by Purchaser of the first Product in the Group B Countries; provided that (a) in the case of any Confidential Information that constitutes a “trade secret,” such obligations shall continue for the longer of such 15-year period or for so long as such trade secret Confidential Information remains a trade secret; and (b) in the case of Confidential Information that consists of financial data, such obligations shall continue only for two years from the time of disclosure of such financial data to the receiving Party.  Purchaser acknowledges and agrees that the protocols included within the Purchased Assets are trade secrets of Seller.

9.3    Permitted Disclosures.  Notwithstanding Section 9.2 above, Confidential Information shall not include any of the following information that the receiving Party can demonstrate by competent evidence:

(a)  was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)  was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party;

(c)  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)  was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or

(e)  was subsequently disclosed to the receiving Party by a person other than the disclosing Party without breach of any legal obligation to the disclosing Party.

In addition, either Party may disclose Confidential Information of the other to:

(i)  to such receiving Party’s and its Affiliates’ legal representatives, employees, consultants, and licensees (and potential licensees), to the extent such disclosure is reasonably necessary to exercise such receiving Party’s rights hereunder, and provided (a) such legal representatives and employees are informed of the confidential nature of the Confidential Information and the restrictions on disclosure and use contained herein and (b) such consultants and licensees (and potential licensees) have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein;

(ii)  if disclosure is compelled to be disclosed by a court order or applicable law or regulation (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange), provided that the Party compelled to make such disclosure (a) requests confidential treatment of such information, (b) provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order, and (b) discloses only the minimum necessary to comply with the requirement to disclose.

The receiving Party shall be responsible for all breaches of this Agreement by the receiving Party’s and its Affiliates’ legal representatives and employees.

9.4    Press Release; Disclosure of Agreement.  The Parties agree that either Party may release the statement attached hereto as Exhibit A.  Except for such release, each Party agrees that there shall be no public announcement of the execution of this Agreement without the prior written consent of the other Party.  The text of any press release to be issued by either Party concerning this Agreement as well as the precise date and timing of the press release shall be agreed between the Parties in writing in advance, such agreement not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, this restriction shall not apply to announcements required by law or regulation (including the Securities and Exchange Commission or any other national securities exchange), except that, in such event, the Parties shall coordinate to the extent possible with respect to the details of any such announcement.  This restriction shall not apply to disclosure of this Agreement to certain private third parties such as the shareholders of either Party, prospective acquirers, and sublicensees, investment bankers, attorneys, and other professional consultants, and prospective investors in either Party who have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein.  Once a particular disclosure has been approved, further disclosures that do not differ materially therefrom may be made without obtaining any further consent of the other Party.

9.5    Publication.  Purchaser shall not publicly present or publish results of studies carried out under the Purchased Assets (each such presentation or publication, a “Publication”) without the opportunity for prior review by Seller.  Purchaser shall provide Seller the opportunity to review any proposed Publication at least 30 days prior to the earlier of its presentation or intended submission for publication.  Purchaser agrees, upon request by Seller, not to submit or present any Publication until Seller has had 30 days to comment on any material in such Publication.  Purchaser shall consider the comments of Seller in good faith but will retain the sole authority to submit the manuscript for Publication; provided that Purchaser shall not have the right to publish or present Seller’s Confidential Information without Seller’s prior written consent.  Purchaser shall provide Seller a copy of the Publication at the time of the submission or presentation.

9.6    Publicity.  Neither Party shall use the name of the other Party in connection with any written publicity, news release, or other announcement or statement relating to this Agreement or to the performance hereunder or the existence of an arrangement between the Parties without prior written approval from such Party.

ARTICLE 10.
ARBITRATION

10.1  Procedure.  The Parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies, or differences that may arise between the Parties hereto out of or in relation to or in connection with this Agreement.  Upon the occurrence of a dispute between the Parties, including any breach of this Agreement or any obligation relating thereto, the matter shall be referred to the chief executive officers of Seller and Purchaser, or their designees.  The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for a period of ten days, or such longer period of time to which the chief executive officers may agree.  If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by arbitration, held in Orange County, California, USA.

10.2  Choice of Arbitrators and Governing Rules.

10.2.1  Any arbitration conducted pursuant to this Article 10 shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of commencement of the arbitration, subject to the provisions of this Article 10.

10.2.2  In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved.  The responding Party shall file its answering statement within 15 days after confirmation of the notice of filing of the demand is sent by the AAA.

10.2.3  The Parties shall use reasonable efforts to mutually agree upon one arbitrator; provided, however, that, if the Parties have not done so within ten days after initiation of arbitration hereunder, or such longer period of time as the Parties have agreed to in writing, then there shall be three arbitrators as follows (i) one neutral nominee of each of Seller and Purchaser, each to be selected within twenty days after confirmation of the notice of filing of the demand is sent by the AAA, and (ii) one neutral nominee to serve as chairman and to be selected by the first two nominees within 15 days from the date that Seller’s and Purchaser’s nominees are selected.  If a Party fails to make the appointment of an arbitrator as provided in this Section 10.2.3, the AAA shall make the appointment.  If the appointed arbitrators fail to appoint a chairperson within the time specified in this Section 10.2.3 and there is no agreed extension of time, the AAA may appoint the chairperson.  Each arbitrator will by training, education, or experience have knowledge of the research, development, and commercialization of biological pharmaceutical products in the United States.

10.2.4  The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.  The arbitrator(s) shall determine what discovery will be permitted, based on the principle of limiting the cost and time that the Parties must expend on discovery; provided the arbitrator(s) shall permit such discovery as it (they) deem necessary to achieve an equitable resolution of the dispute.

10.2.5  The decision or award rendered by the arbitrator(s) shall be written, final, and non-appealable and may be entered in any court of competent jurisdiction.

10.2.6  The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties, and each Party shall bear the cost of its own attorney and expert fees; provided that the arbitrator(s), in their discretion, will have the authority to award the prevailing Party reasonable attorneys’ fees and costs in amounts fixed by the arbitrator(s).  The arbitrator(s) will have the authority to grant specific performance.  The arbitrator(s) will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement.

10.2.7  Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict either Party at any time from seeking equitable relief to prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

ARTICLE 11.
GENERAL

11.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of laws.  Each Party hereby submits itself for the purpose of this Agreement and, subject to Article 10, any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the Central District of California, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including venue) to the exercise of such jurisdiction over it by any such courts.

11.2  Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners, or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.3  Assignment.  Subject to the terms and conditions hereof, and without limiting anything herein to the contrary (including Section 3.3), this Agreement is assignable by either Party; provided that, with respect to any assignment by Purchaser, (a) Purchaser must provide Seller with prior written notice, and (b) require the assignee to agree in writing to the terms and conditions of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

11.4  Notices.  Any notices required or permitted to be given under this Agreement shall be deemed given if delivered to the Party to be notified at its address shown below or at such other address as may be furnished from time to time by such Party to the other Party in writing.  Each notice shall be given (a) by registered air mail, postage prepaid, which notice shall be effective when received, (b) by hand delivery or in person, which notice shall be effective when received, (c) by telefax (with proof of transmission and confirmation by first-class mail postage paid), which notice shall be effective when sent, or (d) by overnight courier, which notice shall be effective on the Business Day immediately following the date of delivery to the courier.

If to Seller: Peregrine Pharmaceuticals, Inc. 14282 Franklin Avenue Tustin, California 92780-7071 Attention: Chief Executive Officer Telephone: 714-508-6000 Facsimile: 714-838-5817	With a copy (which shall not constitute notice) to: Jones Day 222 East 41st Street New York, NY 10017-6702 U.S.A. Attention: Ann L. Gisolfi, Esq. Telephone: (212) 326-3495 Facsimile: (212) 755-7306
If to Purchaser: Stason Pharmaceuticals, Inc. 11 Morgan Irvine, California 92618-4327 Attention: Chief Executive Officer Telephone: (949) 380-4327 Facsimile: (949) 380-4345	With a copy (which shall not constitute notice) to:

11.5  Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party, if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct, or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.  Each Party shall (a) promptly notify the other Party in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the ability of such Party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.  If a suspension of performance pursuant to a force majeure event continues for 180 days, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.

11.6  Further Assurances.  At any time or from time to time on and after the date of this Agreement, each Party shall at the written request of the other Party (i) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents, or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.7  Severability.  If any provision hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal, or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal, or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalid, illegal, or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal, or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provisions.

11.8  Waiver.  The failure of a Party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

11.9  Entire Agreement; Amendment.  This Agreement, together with the License Agreement, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior discussions, agreements, and writings relating thereto.  This Agreement may not be altered, amended, or modified in any way except by a writing signed by both Parties.

11.10    Equitable Relief.  Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

11.11    Interpretation.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words of any gender include each other gender, (f) “or” is disjunctive but not necessarily exclusive, (g) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and (i) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.12    Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller and Purchaser have caused this License Agreement to be executed by their respective duly authorized representatives.

PEREGRINE PHARMACEUTICALS, INC. (“Licensor”)		STASON PHARMACEUTICALS, INC. (“Licensee”)

By:	/s/ Steven King	By:	/s/ Harry T. Fan
Name:	Steven King	Name:	Harry T. Fan
Title:	President and CEO	Title:	CEO

Schedule 2.1(a)
Purchased Patents

1.	Japan Patent No. 3549525, Issued on April 28, 2004 entitled “Modified Antibodies” (Peregrine file reference TI1 910207(US)WOJP).

2.	Japan Patent No. 3936339, Issued on March 30, 2007 entitled “Modified Antibodies” (Peregrine file reference TI1 910208(US)WOJPD1).

3.	Japan Patent Application No. 525384/1997, filed on January 16, 1997 entitled “Antibodies with Reduced Net Positive Charge” (Peregrine file reference TI2 970204(US)WOJP).

4.	Korea Patent No. 485240, Issued on March 30, 2007 entitled “Antibodies with Reduced Net Positive Charge” (Peregrine file reference TI2 970205(US)WOKR).

5.	Japan Patent No. 2733658, Issued on January 9, 1998 entitled “Antibody Conjugate and Method for Preparing The Same” (Peregrine file reference CBI1 8710(US)JP).

Schedule 2.1(c)
Purchased Know-How

1.           Manufacturing protocols and other chTNT1 and chTNT3 related Batch Records including SOPs solely relating to the manufacture of chTNT1 and chTNT3 that are not included in the Batch records.   Copies of SOPs will not be provided by Licensor but will be made available to Licensee at Licensor’s manufacturing facility.
2.           Hard or Electronic copies of Clinical data in the form of clinical study reports for completed trials.
3.           Hard or Electronic copies of Clinical protocols and annual progress report for the 7344 IND that was submitted on or before the Effective Date.
4.           Biological materials in the form of existing chTNT1 and chTNT3 cell lines.

Exhibit A
Press Release

Schedule 1.3
chTNT-1 Antibody Amino Acid Sequence

[*****]

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Schedule 1.5
chTNT-3 Antibody Amino Acid Sequence

[*****]

[*****] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.